WLK 10/B20/96

                      COLONIAL NEWPORT JAPAN FUND
                          FUND YIELD CALCULATION
                      (CALENDAR MONTH-END METHOD)
                      30-DAY BASE PERIOD ENDED 8/31/96


                                              6
                     FUND YIELD = 2 ----- +1  -1
                                        c-d

                                                                   ADJUSTED
                                                      YIELD          YIELD*
a = dividends and interest earned during          --------------  --------------
    the month ...............................        $2,999          $2,999

b = expenses (exclusive of distribution fee)
    accrued during the month.................         6,138          10,082

c = average dividend shares outstanding
    during the month ........................       349,372         349,372

d = class A maximum offering price per share
    on the last day of the month ............        $10.30          $10.30


    CLASS A YIELD .........................          -1.04%          -2.35%
                                                     ======          ======

    CLASS B YIELD ..........................         -1.88%          -3.26%
                                                     ======          ======

    CLASS D YIELD ..........................         -1.89%          -3.26%
                                                     ======          ======

    CLASS Z YIELD ..........................         -1.11%          -2.50%
                                                     ======          ======

             * Without voluntary expense limit.

   10/30/96